EXHIBIT 4.1

EXECUTION VERSION

SIXTH AMENDMENT

THIS SIXTH AMENDMENT, dated as of April 30, 2012 (this “Amendment”), is to the Third Amended and Restated Credit Agreement (as heretofore amended, the “Credit Agreement”) dated as of October 30, 2008 among PENSKE AUTOMOTIVE GROUP, INC. (the “Company”), various financial institutions (the “Lenders”) and MERCEDES-BENZ FINANCIAL SERVICES USA LLC (formerly DCFS USA LLC), as agent for the Lenders (the “Agent”). Reference is also made to that certain Second Amended and Restated Security Agreement (as heretofore amended, the “Security Agreement”) dated as of September 8, 2004, among the Company, certain Subsidiaries of the Company that are parties thereto and the Agent. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined in the Credit Agreement (including as amended hereby).

WHEREAS, the Company desires to make an equity investment in LJ VP Holdings LLC, a Delaware limited liability company (“LJVP Holdings”), which investment will not exceed 9.02% of the outstanding equity of LJVP Holdings (with the equity investors in LJVP Holdings being the same as the current equity investors in PTL (defined below) and in the same ratable percentages as such holders’ current ownership percentages in PTL); LJVP Holdings will in turn form a wholly-owned subsidiary, LJ VP, LLC, a Delaware limited liability company (“LJ VP”), which will acquire a 21.5% partnership interest in Penske Truck Leasing Co., L.P., a Delaware limited partnership (“PTL”), and make a capital contribution to PTL (the “PTL Capital Contribution”);

WHEREAS, LJVP Holdings proposes to issue $700,000,000 of senior unsecured notes, for which General Electric Capital Corporation (“GECC”) will be co-obligor (the “LJVP Bonds”); LJVP Holdings shall use the net cash proceeds of the LJVP Bonds to make a capital contribution to LJ VP, and LJ VP will use the proceeds of such capital contribution to fund the PTL Capital Contribution;

WHEREAS, PTL will use the proceeds of the PTL Capital Contribution to pay down existing debt at PTL;

WHEREAS, the Company and certain other equity investors in LJVP Holdings will enter into indemnity obligations in favor of GECC in respect of the principal and interest on the LJVP Bonds, with each such investor being obligated to indemnify GECC for certain payments made by GECC under the LJVP Bonds in an amount reflecting such investor’s current ownership percentage in LJVP Holdings times the amount of principal or interest due on the LJVP Bonds, as well as obligations to pay GECC a fee in respect of GECC’s co-obligation on the LJVP Bonds in an amount reflecting such investor’s ownership percentage in LJVP Holdings;

WHEREAS, the Company and the other equity investors in LJVP Holdings will be obligated to make certain payments upon any principal or interest on the LJVP Bonds becoming due and payable, with each such investor being obligated to make such payments in an amount reflecting such investor’s ownership percentage in LJVP Holdings times the amount of principal or interest due on the LJVP Bonds (the transactions described in this recital and the transactions described in the immediately preceding four recitals being the “LJVP Transaction”);

WHEREAS, the parties hereto desire to amend the Credit Agreement and the Security Agreement in certain respects;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1 AMENDMENTS TO CREDIT AGREEMENT. Effective on the Amendment Effective Date (defined below), the Credit Agreement shall be amended as follows:

1.1 Section 1.1 of the Credit Agreement shall be amended as follows:

(a) each of the following definitions in its proper alphabetical position as follows:

GECC means General Electric Capital Corporation.

Indemnity and Security Agreement means that certain PAG Co-Obligation Fee, Indemnity and Security Agreement, between the Company and GECC.

LJVP Bond Indenture means the indenture, by and among LJVP Holdings, GECC and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which the LJVP Bonds are issued.

LJVP Bond Obligations means, without duplication, all obligations of the Company under the Indemnity and Security Agreement (including without limitation, the payment of the PAG Co-Obligation Fee and any Indemnified Amounts (as such terms are defined in the Indemnity and Security Agreement) and all obligations of the Company to contribute capital to LJVP Holdings under Sections 3.2 or 3.3 of the LJVP Holdings LLC Agreement.

LJVP Bonds means those certain bonds of LJVP Holdings and GECC, as co-obligors, in an aggregate amount of $700,000,000, to be issued pursuant to the LJVP Bond Indenture.

LJVP Holdings means LJ VP Holdings LLC, a Delaware limited liability company.

LJVP Documents means the LJVP Holdings LLC Agreement, the LJVP Bonds, the Indemnity and Security Agreement and all other documents, instruments and agreements related to LJVP Transaction (as defined in the Sixth Amendment to this Agreement dated as of April 30, 2012).

LJVP Holdings LLC Agreement means the Limited Liability Company Agreement of LJVP Holdings, among Penske Truck Leasing Corporation, the Company, GE Truck Leasing Holding Corp., Logistics Holding Corp. and General Electric Capital Corporation of Tennessee.

PAG Co-Obligation Fee has the meaning assigned thereto in the Indemnity and Security Agreement.

PTL means Penske Truck Leasing Co., L.P., a Delaware limited partnership.

(b) the definition of “Funded Debt” shall be amended by adding the following sentence at the end thereof:

“For the avoidance of doubt, for purposes of this definition, Funded Debt shall include the portion of the LJVP Bond Obligations allocable to principal on the LJVP Bonds.”

1.2 Section 9.1 of the Credit Agreement shall be amended by inserting the following as a new Section 9.1.10 and renumbering each subsequent Section:

“9.1.10 LJVP Documents. Promptly, and in any event within five days of the Company obtaining knowledge thereof, written notice of (x) the occurrence of (1) any default under any of the LJVP Documents or (2) a Fall Away Event (as defined in the LJVP Bond Indenture) or (y) any amendment to any of the LJVP Documents.”

1.3 Section 9.7 of the Credit Agreement shall be amended as follows:

(a) clause (o) thereof shall be amended by deleting the word “and” from the end of such clause;

(b) clause (p) thereof shall be amended by deleting the “.” from the end of such clause and replacing it with “; and”; and

(c) the following new clause (q) shall be added to the end of Section 9.7 immediately after clause (p) thereof:

“(q) the LJVP Bond Obligations; provided that the aggregate amount of LJVP Bond Obligations allocable to the principal amount of the LJVP Bonds shall not at any time exceed $63,140,000 and the interest rate on the LJVP Bonds plus the rate applicable to the PAG Co-Obligation Fee shall not exceed 6.5% per annum.”

1.4 Section 9.8 of the Credit Agreement shall be amended as follows:

(a) clause (l) thereof shall be amended by deleting the word “and” from the end of such clause;

(b) clause (m) thereof shall be amended by deleting the “.” from the end of such clause and replacing it with “; and”; and

(c) the following new clause (n) shall be added to the end of Section 9.7 immediately after clause (m) thereof:

“(n) Liens on Capital Stock of LJVP Holdings held by the Company in favor of GECC securing the LJVP Bond Obligations.”

1.5 Section 9.18 of the Credit Agreement shall be amended by deleting the reference to “Penske Truck Leasing Co., L.P.” where it appears in such section and inserting in lieu thereof “PTL.”

1.6 Section 9.19 of the Credit Agreement shall be amended as follows:

(a) clause (j) thereof shall be amended by deleting the words “Penske Truck Leasing Co., L.P., a Delaware limited partnership” where they appear, and inserting in lieu thereof “PTL”;

(b) clause (l) thereof shall be amended by deleting the word “and” from the end of such clause;

(c) the following shall be added as a new clause (m) thereto and relettering each subsequent clause:

“(m) Investments by the Company (i) in LJVP Holdings or (ii) pursuant to the Indemnity and Security Agreement, provided that (x) on the date of the Company’s first investment in LJVP Holdings, the Company’s ownership percentage therein shall not exceed 9.02% of the outstanding equity of LJVP Holdings (calculated as of the date of the Company’s initial investment therein), and (y) at no time shall the aggregate amount of Investments permitted by this clause (m) exceed an amount equal to the LJVP Bond Obligations (determined as of the date of the Company’s initial investment in LJVP Holdings); and”.

1.7 Section 9.20 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

“9.20 Restriction of Amendments to Certain Documents. Not (a) amend or otherwise modify, or waive any rights under, the notes or indentures relating to the Subordinated Notes (or any instrument governing Refinancing Debt in respect of the Subordinated Notes), the Indemnity and Security Agreement, Section 3 of the LJVP Holdings LLC Agreement or the Approved Swap Documents, in any case, if such amendment, modification or waiver could reasonably be expected to be adverse to the Lenders in any respect and (b) amend or otherwise modify, or waive any rights under, the LJVP Documents (other than as covered under clause (a) above), in any case, if such amendment, modification or waiver could reasonably be expected to have a Material Adverse Effect; and not take any action to terminate any Approved Swap Document if it is a condition to such termination that the Company make any payment to the counterparty under such Approved Swap Document, or if a consequence of such termination would permit such counterparty to retain or sell any collateral or to demand any payment from the Company.

1.8 Section 10.2.1 of the Credit Agreement shall be amended as follows:

(a) clause (a) thereof shall be amended by deleting the word “and” from the end of such clause;

(b) clause (b) thereof shall be amended by deleting the “.” from the end of such clause and replacing it with “; and”; and

(c) the following new clause (c) shall be added to the end of Section 10.2.1 immediately after clause (b) thereof:

“(c) with respect to the making of any Loan or the issuance of any Letter of Credit that will be used to pay any LJVP Bond Obligations, the Company shall be in pro forma compliance with the financial covenants set forth in Section 9.6 after giving effect to such payment and such Loan or Letter of Credit, and shall have delivered to the Agent a certificate to such effect.”

1.9 Section 11.1.2 of the Credit Agreement shall be amended by adding the following sentence at the end thereof:

“For the avoidance of doubt, for purposes of this Section 11.1.2, Debt shall include the LJVP Bond Obligations and an Event of Default under this Section 11.1.2 shall exist whenever the Company shall have failed to pay any amount with respect to the LJVP Bond Obligations when due (provided that the aggregate amount of the LJVP Bond Obligations exceeds $20,000,000) and such default shall (a) consist of the failure to pay an amount greater than $20,000,000 when due, or (b) accelerate the maturity of the LJVP Bond Obligations or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause the LJVP Bond Obligations to become due and payable prior to its expressed maturity.”

SECTION 2 AMENDMENT TO SECURITY AGREEMENT. Effective on the Amendment Effective Date, Section 2 of the Security Agreement shall be amended by amending the restating clause (z) of the proviso thereto in its entirety to read as follows:

“(z) any Investment Property that consists of (1) equity securities of an issuer that is a Subsidiary of any Debtor to the extent (but only to the extent) that the grant of a security interest therein would constitute a violation of a Permitted Restriction that is valid and enforceable, (2) equity securities of an issuer that is a Foreign Subsidiary of any Debtor in excess of 65% of the total combined voting power of all equity securities of such Foreign Subsidiary or (3) equity securities of LJVP Holdings held by the Company, to the extent the same are required to be pledged to GECC (and are not permitted to be pledged to the Agent) pursuant to the terms of the LJVP Documents.”

SECTION 3 REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Lenders that: (a) the representations and warranties made in Section 8 of the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent relating solely to an earlier date, in which case they were true and correct as of such earlier date); (b) no Event of Default or Unmatured Event of Default exists or will result from the execution of this Amendment; (c) no event or circumstance has occurred since the Effective Date that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; (d) the execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under the Credit Agreement as amended hereby (as so amended, the “Amended Credit Agreement”) (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary approval from any governmental authority and (iv) do not and will not contravene or conflict with any provision of any law, rule or regulation or any order, decree, judgment or award which is binding on the Company or any of its Subsidiaries or of any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or of any agreement, indenture, instrument or other document which is binding on the Company or any of its Subsidiaries; and (e) the Amended Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 4 CONDITIONS TO EFFECTIVENESS. The amendments set forth in Sections 1 and 2 above shall become effective as of the date (the “Amendment Effective Date”) when the following conditions precedent have been satisfied, each in form and substance satisfactory to the Agent:

4.1 Amendment. The Agent shall have received a counterpart of this Amendment duly executed by the Company and the Required Lenders (or, in the case of any party other than the Company from which the Agent has not received a counterpart hereof, facsimile confirmation of the execution of a counterpart hereof by such party).

4.2 Borrowing Base Certificate. The Agent shall have received a Borrowing Base Certificate dated as of the Amendment Effective Date.

4.3 Reaffirmation. The Agent shall have received a counterpart of the Reaffirmation of Loan Documents, in form and substance satisfactory to the Agent, duly executed by each Loan Party other than the Company.

4.4 LJVP Transaction. The LJVP Transaction shall have been consummated in all material respects in accordance with the terms of the documents relating thereto previously provided to the Agent and the Lenders (it being understood that the initial capital contribution of the Company in LJVP Holdings shall not exceed $1,000,000), without giving effect to any modification, amendment or waiver thereto that is adverse to the Lenders or the Agent, and with an interest rate on the LJVP Bonds plus the PAG Co-Obligation Fee rate not to exceed 6.5% per annum.

4.5 Other Documents. The Agent shall have received such other documents as the Agent or any Lender may reasonably request.

SECTION 5 POST-EFFECTIVENESS OBLIGATION. The Company shall deliver to the Agent certified copies of each of the LJVP Documents promptly upon the entry into thereof.

SECTION 6 MISCELLANEOUS.

6.1 Continuing Effectiveness, etc. As hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. All references in the Credit Agreement, the Notes, each other Loan Document and any similar document to the “Credit Agreement” or similar terms shall refer to the Amended Credit Agreement.

6.2 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

6.3 Expenses. The Company agrees to pay the reasonable costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment.

6.4 Severability of Provisions. In the event that any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

6.5 Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

6.6 Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be wholly performed within the State of New York.

6.7 Successors and Assigns. This Amendment shall be binding upon the Company, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent.

6.8 Loan Document. This Amendment is a Loan Document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Delivered as of the day and year first above written.

PENSKE AUTOMOTIVE GROUP, INC.

By:	/s/ David Jones
Title:	EVP & CFO

MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as Agent, as Issuing Lender and as a Lender

By:	/s/ Michele Nowak
Title:	Credit Director, National Accounts

TOYOTA MOTOR CREDIT CORPORATION, as a Lender

By:	/s/ C. Furukawa
Title:	Manager, National Accounts

Sixth Amendment